Exhibit 99.1

Stereotaxis Reports 2017 First Quarter Financial Results

•	Procedures stable with gain in ventricular and decline in atrial procedures

•	System sales at nadir; expect increase in latter half of 2017 from current initiatives

•	Clinical focus on helping physicians build successful robotic practices

•	Development focus on innovation of all aspects of robotic ablation therapy

•	Conference call today at 10:00 a.m. Eastern Time

ST. LOUIS, MO, May 8, 2017 – Stereotaxis, Inc. (OTCQX: STXS), a global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today reported financial results for the first quarter ended March 31, 2017.

David Fischel, who was appointed Chairman and Acting CEO in February 2017, commented, “The last three months have provided me the opportunity to connect with many of our physician users and to appreciate the enormous opportunity of robotic ablation. It has clear and significant advantages over manual ablation in a range of ventricular and other complex cases, and is the only technology that will allow automated individualized ablation in the less complex atrial cases, all while providing a safer alternative for both patients and healthcare professionals.”

“Our focus for 2017 is to help electrophysiologists build successful robotic practices and identify the strategic path for a future in which robotic ablation will be the standard of care. It is a rare privilege and responsibility to be entrusted with advancing a technology of such power.”

First Quarter 2017 Financial Results

Revenue for the first quarter of 2017 totaled $7.0 million, down from $8.6 million in the prior year first quarter and $7.3 million in the 2016 fourth quarter. Recurring revenue was $6.8 million in the first quarter, up from $6.6 million in the prior year quarter and $6.5 million in the fourth quarter. System revenue in the first quarter was $0.2 million, down from $2.1 million in the prior year quarter and $0.8 million in the fourth quarter. Recurring revenue growth benefited from robust March procedure volume, with the Company recording the highest monthly global procedure volume in over two years and highest North American procedure volume in over four years. System revenue weakness was caused by the lack of any Niobe system sales and the expiration of an Odyssey distribution agreement in 2016. Ending capital backlog for the 2017 first quarter was $4.1 million.

Gross margin in the quarter was $5.7 million, or 82% of revenue, versus $6.5 million, or 75% of revenue, in the first quarter of 2016 and $5.3 million, or 73% of revenue, in the fourth quarter of 2016.

Operating expenses in the first quarter were $7.6 million, down from $8.0 million in the prior year quarter and up from $7.4 million in the fourth quarter. Operating loss in the first quarter was $(1.9) million, compared to $(1.5) million in the prior year first quarter and $(2.1) million in the fourth quarter. Net income for the first quarter was $1.2 million, compared to a net loss of $(2.3) million in the first quarter of 2016. Excluding mark-to-market warrant revaluation, the Company would have reported a net loss of $(2.0) million for the 2017 first quarter.

Cash utilization for the first quarter was $2.7 million, compared to $3.9 million in the year ago first quarter and $0.5 million in the preceding fourth quarter. Cash use in the first quarter was impacted by approximately $1.2 million in non-recurring payments.

Cash Balance and Liquidity

At March 31, 2017, Stereotaxis had cash and cash equivalents of $5.7 million, no debt, and $4.3 million in unused borrowing capacity on its revolving credit facility, for total net liquidity of $10 million.

Full Year 2017 Expectations

•	Full year 2017 expected revenue to exceed $30 million

•	Approximately cash flow neutral for the remainder of 2017

•	Development and initiation of long term product innovation plan

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, May 8, 2017, at 10:00 a.m. Eastern Time. To access the conference call, dial 877-675-4756 (US and Canada) or 1-719-325-4839 (International) and give the participant pass code 3960816. Participants are asked to call 5-10 minutes prior to the start time. To access the live and replay webcast, please visit the investor relations section of the Stereotaxis website at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Over 100 issued patents support the Stereotaxis platform. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contacts:

David L. Fischel

Chairman and Acting Chief Executive Officer

Martin C. Stammer

Chief Financial Officer

investors@stereotaxis.com

STEREOTAXIS, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2017	2016
Revenue
Systems	$218,895	$2,075,019
Disposables, service and accessories	6,758,777	6,572,987

Total revenue	6,977,672	8,648,006
Cost of revenue
Systems	220,443	1,083,099
Disposables, service and accessories	1,036,182	1,097,715

Total cost of revenue	1,256,625	2,180,814
Gross margin	5,721,047	6,467,192
Operating expenses:
Research and development	1,158,434	1,473,086
Sales and marketing	3,625,601	3,894,113
General and administrative	2,839,870	2,586,791

Total operating expenses	7,623,905	7,953,990

Operating loss	(1,902,858)	(1,486,798)
Other income	3,129,308	31,294
Interest income	7	222
Interest expense	(49,490)	(819,019)

Net income (loss)	$1,176,967	$(2,274,301)
Cumulative dividend on convertible preferred stock	(363,188)	—
Net income attributable to convertible preferred stock	(509,323)	—

Earnings (net loss) attributable to common stockholders	$304,456	$(2,274,301)

Earnings (net loss) per common share:
Basic	$0.01	$(0.11)
Diluted	$0.01	$(0.11)

Weighted average shares used to compute diluted earnings (net loss) per share:
Basic	22,318,000	21,611,612
Diluted	22,331,683	21,611,612

STEREOTAXIS, INC.

BALANCE SHEETS

	March 31, 2017	December 31, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$5,739,124	$8,501,392
Accounts receivable, net of allowance of $600,567 and $379,817 in 2017 and 2016, respectively	5,316,935	4,665,959
Inventories	5,658,369	5,381,103
Prepaid expenses and other current assets	911,829	855,295

Total current assets	17,626,257	19,403,749
Property and equipment, net	935,095	1,086,244
Intangible assets, net	386,738	436,569
Other assets	41,394	39,241

Total assets	$18,989,484	$20,965,803

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable	$2,215,111	$2,623,010
Accrued liabilities	4,085,696	4,491,164
Deferred revenue	9,374,879	8,751,336
Warrants	16,657,699	19,787,007

Total current liabilities	32,333,385	35,652,517
Long-term deferred revenue	435,542	522,329
Other liabilities	320,545	320,409

Total liabilities	33,089,472	36,495,255
Preferred stock:
Preferred stock, par value $0.001; 10,000,000 shares authorized, 23,900 shares outstanding at 2017 and 2016	5,960,475	5,960,475
Stockholders’ deficit:
Common stock, par value $0.001; 300,000,000 shares authorized, 22,545,128 and 22,063,582 shares issued at 2017 and 2016, respectively	22,545	22,064
Additional paid-in capital	450,191,422	449,939,406
Treasury stock, 4,015 shares at 2017 and 2016	(205,999)	(205,999)
Accumulated deficit	(470,068,431)	(471,245,398)

Total stockholders’ deficit	(20,060,463)	(21,489,927)

Total liabilities and stockholders’ deficit	$18,989,484	$20,965,803